EXHIBIT 10.3

[PERFICIENT, INC. LETTERHEAD]
July 30, 2010

Mr. Richard Kalbfleish
10420 Jade Forest Drive
St. Louis, MO 63123

Dear Dick:

This letter sets out and confirms the understandings and agreements between you and Perficient, Inc. (“Perficient”) concerning the end of your employment with Perficient.  These understandings and agreements, which supersede and cancel all prior communications and agreements concerning your Perficient employment, are as follows:

1.           Resignation, Effect. (a) Effective the date of this letter, you voluntarily resign your employment and all offices you may hold with Perficient and any of its subsidiaries or affiliates.  This resignation is not on account of any errors, deficiencies, or performance issues relating to your responsibilities for Perficient’s financial and accounting departments, nor has Perficient made any such claims.  Your employment will terminate on a date selected by Perficient (the “Effective Date”), which will be no later than August 13, 2010, and you agree to continue in Perficient’s employ until the Effective Date.  During the time between the date of this letter and the Effective Date, you will continue to be compensated on a salaried basis at your current annual rate of base salary, and your current benefits will continue on the same terms as are applicable to employees of Perficient generally.

(b) Perficient accepts your resignation and will not contest any claim for unemployment compensation made by you based upon the fact of your resignation.  All benefits and compensation you were receiving or entitled to by virtue of your employment cease as of the Effective Date except to the extent provided for below.  You will be entitled to no pay or benefits after the Effective Date except as is described in this letter (this “Agreement”).  Following the Effective Date, you will be paid any unused vacation / paid days off calculated per Perficient records and regular practices.  Perficient’s calculation of that time off will be controlling absent manifest error.

2.           Payments. (a) Perficient will pay to you an amount equal to the gross sum of $38,250 (less applicable withholding for taxes), representing 13 weeks of your base pay. This amount will be paid in accordance with the Company’s normal payroll process if and when you sign and deliver this Agreement to me, the seven day revocation period described below expires without you revoking your acceptance, and all other conditions to the effectiveness of this Agreement have been satisfied.

(b) Additionally, instead of forfeiting your rights to any restricted stock per the restricted stock agreements, you will be vested in 5,187 shares of those restricted shares at a current fair market value approximately equal to $8.41 as of July 29, 2010. These shares will vest, and all restrictions thereon will be lifted, if and when you sign and deliver this Agreement to me, the seven day revocation period described below expires without you revoking your acceptance, and all other conditions to the effectiveness of this Agreement have been satisfied.

(c) You understand that Perficient will pay its share of your current health insurance coverage for the period ending the Effective Date.  Thereafter, all such paid coverage ceases, and you will only have the rights to continue such coverage at your option and expense called for by COBRA.  It is your responsibility to timely elect such continuation coverage should you decide to do so.  Your right to participate in Perficient’s employee benefit plans dealing with dependent care and/or medical expense reimbursement, if any, will be determined in accordance with the terms of those plans.

(d) The payments described in this Section 2 fully satisfy and are in lieu of any and all claims you may have against any of the Perficient Parties (who are defined below) based upon any facts occurring prior to this date and any claims and lawsuits released in this Agreement.  Each party will bear and pay for its own costs and attorneys fees in connection with this Agreement and any claims released in this Agreement.  Your right to receive and retain the above payments and benefits is conditioned upon your compliance with the terms of this Agreement.

3.           Release.   (a) You release, give up, and waive (and agree not to sue on, pursue or participate in any recovery on) any and all known and unknown claims, lawsuits and causes of action which you may have or hold against any of the Perficient Parties (defined below) in any way arising out of or relating to (i) your employment with any of the Perficient Parties, or the termination of such employment, (ii) any practice, policy, promise, agreement, custom, act or conduct of any of the Perficient Parties prior to the date you sign this Agreement, or (iii) any fact occurring prior to the date you sign this Agreement.  You further covenant and agree not to institute or maintain any legal or administrative proceedings against any of the Perficient Parties with respect to any claims, lawsuits and causes of action specified in this paragraph that you have released. However, this does not prevent you from filing any charge of discrimination under any federal, state or local law, although it will limit and impact your right to receive any recovery on any such claim to the extent not otherwise prohibited by applicable law.

(b) This is a general release and waiver which applies to all claims which you may have or hold against any of the Perficient Parties. The claims that you are waiving and releasing include, but are not limited to, (i) claims regarding any promise or agreement made by any of the Perficient Parties, whether with respect to your respective employment, compensation, benefits, or otherwise, (ii) claims for age or other unlawful discrimination under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §621, et seq., (iii) claims for employment discrimination, race discrimination, or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, the Missouri Human Rights Act, Ordinance 62710 of the City of St. Louis, or any other federal, state, local or municipal law, regulation, rule, or order, (iv) claims for discrimination, harassment or retaliation under any federal law, federal regulation, or executive order, or under any state, county, municipal or local law, (v) claims under the Family And Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Sarbanes Oxley Act, the Employee Retirement Income Security Act of 1974, as amended, or any other federal or state law or decision, (vi) claims for discrimination in the payment of wages and claims for unpaid wages, minimum wage, overtime compensation, vacation or other compensation, under the Fair Labor Standards Act or any other federal, state or local law or decision, (vii) claims under any state common law, or for violation of any other federal or state law or decision, (viii) claims for damages of any kind including but not limited to damages for personal, emotional, or economic injury, lost wages, or damage to reputation, (ix) claims for breach of an express or implied contract, retaliation, slander, defamation, infliction of emotional distress, fraud, misrepresentation, retaliation for filing a worker’s compensation claim or claiming that any of the Perficient Parties violated any law, wrongful discharge, and other tortious conduct, (x) claims for severance or separation benefits, (xi) claims for lost pay, reinstatement, liquidated damages, or any other form of equitable relief, and claims for attorneys' fees, liquidated or punitive damages, and costs. You specifically represent that you have not been treated adversely on account of age, gender, race or other legally protected classification, nor have you otherwise been treated wrongfully in connection with your employment with Perficient, and you further represent that you have no basis for a claim under any applicable law prohibiting employment or other discrimination or retaliation.  You further acknowledge and agree that to date, you have been paid all monies and compensation owed to you. This release does not include claims arising after the date you sign this Agreement, claims for workers compensation under applicable workers compensation statutes that have already been filed or for on-the-job injuries that have already been reported, any right to vested benefits under any written 401K Plan or medical expense or dependent care expense reimbursement plan based upon your service to and ending the Effective Date, or claims for breach of this Agreement.

(c) For purposes of this Agreement, the term “Perficient Parties” means: (i) Perficient, Inc., and any of its past or present direct or indirect subsidiaries and affiliated entities, (ii) the respective current and former directors, officers, employees and agents of each entity described in (i) above, and (iii) the respective insurers, heirs, successors and assigns of each person or entity described above.

(d) You represent and warrant that you are the sole owner of all claims you have released in this Agreement and have not assigned or transferred any such claim (or any interest in any such claim) to any other person; and you will indemnify, defend and hold the Perficient Parties harmless from any damages, costs or expenses which any of them may incur if this representation and warranty is incorrect in any respect and that you have been paid in full for all services rendered prior to this date.

4.           No Reemployment. You waive and give up any right to reinstatement with or to be employed by any of the Perficient Parties and agree to never seek or apply for employment with any of the Perficient Parties.  In the event you do so, Perficient and/or that party may decline to employ you (or if you have been inadvertently employed, may dismiss you) without liability.

5.           Future Work as Contractor.  Perficient at its exclusive option may offer you temporary assignments to assist in finance, accounting, and administrative areas of its choosing.  Any work performed in this capacity will be as an Independent Contractor.  The hourly rate for these services will be $90 and will be invoiced to Perficient within 14 days of services being provided.  Sufficient detail will be included to support hours worked.  Payment to you will be by EFT and with net 30 terms from date of invoice.  In addition, you will be reimbursed for any reasonable, ordinary and necessary out-of-pocket expenses incurred in this capacity.  Reimbursement will be for expenditures as detailed in Perficient's Travel and Expense Policy.  Proper documentation will be required for all reimbursements.  All such expense submissions should be invoiced to Perficient as previously outlined for services performed.

6.           Non Admission. You agree that if any term or release contained in this Agreement is found by a Court to be unenforceable or invalid to any extent, that finding will not affect the validity or enforceability of any other term, release or provision.  You also understand and agree that by entering into this Agreement, the Perficient Parties are not admitting to, and expressly deny, any fault, liability or wrongdoing involving your employment, the termination of your employment, or any past custom, practice, policy, agreement, act, decision, or conduct of any of the Perficient Parties.

7.           Non Disparagement; Reference; Cooperation. (a) You will conduct yourself in a professional and positive manner in all of your dealings, communications and contacts concerning Perficient and its affiliates. You will not criticize, denigrate, disparage, or make any derogatory or uncomplimentary statements about Perficient, any of its affiliates, or any officer, director, employee or agent of Perficient or any of its affiliates.  In particular, you will not make any derogatory, uncomplimentary or critical statements about Perficient, its plans, policies and/or practices, or about any of its present or former officers, employees, or agents, to members of the public, members of the media, or any other person, nor shall you harm or in any way say anything that could adversely affect the reputation and goodwill of

Perficient.  Perficient will direct its senior management team, and your supervisors, not to criticize, disparage or denigrate you to third parties, or make any statements about you to customers, competitors, vendors, employees, former employers, members of the public or other third parties that are critical, derogatory, or could adversely affect your reputation. Nothing in this paragraph shall prevent any person from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law.

(b) Perficient’s personnel records will reflect that you voluntarily resigned your employment. In response to any inquiries for a reference made to Perficient’s Human Resources Department, the reason given for the termination of your employment will be that you resigned. Otherwise, Perficient will respond in accordance with its current policy not to provide information about an employee other than dates of employment and position.

(c) You will consult and cooperate with Perficient and its legal counsel, and furnish any and all complete and truthful information, testimony or affidavits, regarding or in connection with any matter that arose during your employment with Perficient, or in connection with any litigation, governmental proceeding, investigation, arbitration or claim that in any way relates to the business or operations of Perficient or any of its subsidiaries or affiliates, or of which you may have any knowledge or involvement.  You will consult with and provide information to Perficient or any of its subsidiaries or affiliates, and their legal counsel concerning all such matters and will appear as and when requested to provide any such information, assistance or testimony on reasonable notice.  The parties will make their best efforts to have such consultation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which you may be otherwise then engaged.  If Perficient requires you to travel outside the St. Louis, Missouri metropolitan area to provide testimony or to otherwise assist Perficient, Perficient will reimburse you for any reasonable, ordinary and necessary travel and lodging expenses incurred by you to do so, provided that you submit all documentation required under Perficient’s  normal and customary reimbursement policies and practices and as otherwise may be required to satisfy any requirements under applicable tax laws for Perficient to deduct such expenses and provided further that all such payments will be made within 60 days of submission of properly documented and supported expenses.  In the event that either local or non-local time commitments in excess of 3 hours in a day are required of you in compliance with this paragraph 7(c), Perficient also agrees to reimburse you for lost wages reasonably documented by You for Perficient, whether due to actual pay withheld from you or to the use of personal or vacation time by you for any such time commitment for such day.  Nothing in this Agreement shall be construed or interpreted as requiring you to provide any testimony or sworn statement or declaration that is not complete and truthful or as preventing you from giving truthful testimony or information to law enforcement authorities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law related to fraud or to any rule or regulation of the Securities and Exchange Commission.

8.           Confidentiality. You will keep the facts and terms of this Agreement strictly confidential and not directly or indirectly disclose or divulge any of the same to another person, except that: (a) this shall not prohibit any disclosures to any regulatory authority or official, or any disclosures necessary to comply with a legal duty, (b) this shall not prohibit any disclosure to your attorney or accountant on a privileged basis, provided you never waive the privilege, (c) this shall not prevent you from disclosing this Agreement and its terms to your spouse on a confidential basis subject to the confidentiality provisions of this Agreement, in which case you and your spouse will be severally responsible for any breach, and (d) this shall not prevent either party from suing to enforce this Agreement or referring to or utilizing this Agreement in any such lawsuit or related pleading.

9.           Return Of Property And Stock Certificates. You have returned, or will promptly return upon request, to Perficient, all files, memoranda, documents, records, credit cards, keys, computers, cellular telephone, other equipment, badges, vehicles, or other property of Perficient and its affiliates and subsidiaries.  You also will reveal to Perficient all access codes to any computer or other program or equipment.

10.          Confidential Information. You will keep and retain in confidence, and not use (other than in connection with your Perficient employment), any financial, personnel or other business information about any of the Perficient Parties.

11.          Non-Competition And Other Agreements. You reaffirm your obligations under and agree to comply with and to be bound by the terms of any employment or confidentiality agreement between you and Perficient, and any other agreement you signed relating to non competition, non solicitation of customers and/or employees, inventions, non-use and non-disclosure of trade secrets and/or confidential information, and confidentiality of information, notwithstanding the circumstances relating to or the reasons for the end of your employment or any fact or event occurring on or prior to this date.

12.          Assignment, Conditions. Your right to receive and retain the payments and benefits of this Agreement are conditioned on your performance of and compliance with all the terms of this Agreement (subject, however, to the limitations provided by applicable law with respect to compliance with the release provisions of the Agreement or otherwise). It is understood and agreed that this Agreement is freely assignable by Perficient (and any successor to any such person), and is enforceable by any successor or assignee of any such person.  This Agreement is binding upon and enforceable against any successor or assignee of Perficient, but is not assignable by you (nor shall you delegate any of your respective obligations hereunder).

13.          Entire Agreement, Amendment, Headings, Governing Law. This Agreement (and the plans and agreements referenced in this Agreement) contains the entire agreement between the parties regarding the subject matter of this Agreement and supersedes any and all prior oral or written communications or agreements between the parties concerning such subject matter. Neither this Agreement nor any of its terms may be changed, added to, amended, or waived except in a writing signed by the Chief Financial Officer or President of  Perficient (or his or her designee) and you.  This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles.  The terms of this Agreement are effective as of the date of this letter. Section headings are for convenience of reference only and shall not be used to interpret the Agreement.

13.          Representations And Terms Relating To This Agreement And Offer. (a) You have 21 days in which to consider this Agreement, sign it and return it to Perficient. This offer will expire unless it is accepted by you within 21 days after you receive this Agreement. To accept, you must deliver a signed copy of this Agreement to Perficient within that time period. Perficient advised you to carefully consider this Agreement before signing it.  You waive any right you may have to additional time within which to consider this Agreement. You understand that you may discuss this Agreement with an attorney, at your own expense. You have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.  You are receiving valuable consideration in exchange for your execution of this Agreement that you would not otherwise be entitled to receive, consisting of the benefits described in Section 2 of this Agreement.

(b) You understand that you may revoke this Agreement within seven (7) days after you sign this Agreement and deliver the signed Agreement to Perficient.  To revoke your acceptance you must advise me orally or in writing within such seven (7) day time period of your decision and intention to revoke your acceptance. If you revoke your acceptance of this Agreement within such seven (7) day time period, or if you fail to accept this Agreement within the 21 day time period, then Perficient shall have no obligations under this Agreement, including but not limited to any obligation to make any payment specified in this Agreement, and you shall not be entitled to receive the payment described in Section 2 above.

(c) By execution of this document, you expressly waive any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C.  621, et seq.  You also represent, acknowledge and agree that:

(i)	The waiver is in writing and is understood by you;

(ii)	By execution of this document, you do not waive any rights or claims that may arise after the date the waiver is executed.

(iii)
The waiver of your rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement, which is above and beyond that to which you otherwise are entitled.

(iv)
At the time you were first presented with this agreement, Perficient expressly advised you (and hereby does advise you) in writing to carefully consider this Agreement and to consult an attorney of your choosing prior to executing this document.

(v)
You have been given a period of not less than 21 days within which to consider this document.  If you do not execute and deliver this agreement to Perficient within such 21-day period, then Perficient will have no obligations under this Agreement and this Agreement will be of no force or effect.

(vi)
You have been advised by Perficient that you are entitled to revoke (in the event you execute this document) your waiver of rights or claims arising under the Age Discrimination in Employment Act within seven (7) days after executing this document and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired.  You agree that Perficient will have duties and obligations under this Agreement if and only if you have timely signed and delivered this Agreement to Perficient and not exercised your right to revoke this Agreement.  If you timely revoke your acceptance, or fail to sign this Agreement and deliver it to Perficient within the required time period, then Perficient will have no obligations under this Agreement. If you decide to revoke your release of claims under this Agreement, you understand that you must notify me (the undersigned) of your revocation either orally or in writing on or before the end of this seven-day revocation period.

(vii)	This Agreement is not requested in connection with an exit incentive or other employment termination program offered to any group or class of employees.

(viii)
No attorney or counsel retained at any time by you is entitled to any fees from any of the Perficient Parties as a result of or in connection with this Agreement or any other matters prior to this date.

(ix)
You have carefully read this Agreement, fully understand what it means, and are entering into it knowingly and voluntarily without any pressure or coercion and with full knowledge of its significance and effect after having been provided a reasonable and adequate period of time and opportunity to consult with your attorneys and advisors concerning this Agreement.

I am sorry that your employment with Perficient had to end under these circumstances, but I am pleased we were able to reach this understanding and I want to thank you for the positive contributions you made to our organization. Please signify your confirmation and agreement to the terms of this letter by signing below where indicated and delivering the signed document to me.

This letter agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by all of the parties to this Agreement.

Perficient, Inc.	Accepted, Confirmed and Agreed to as of the Date of this Letter

By /s/ Paul E. Martin                                                                           /s/ Richard T. Kalbfleish
Paul Martin, CFO
Print name: Richard T. Kalbfleish

Date: August 4, 2010